Filed Pursuant to Rule 433

Registration Statement No. 333-202623

HUMANA INC.

2.500% Senior Notes due 2020

2.900% Senior Notes due 2022

December 14, 2017

Pricing Term Sheet

Issuer:	Humana Inc.

Ratings*:	Baa3 (Moody’s)/BBB+ (S&P)/BBB (Fitch)

Trade Date:	December 14, 2017

Settlement Date:	(T+5)[1] December 21, 2017

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Senior Co-Managers:	PNC Capital Markets LLC U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Co-Managers:

Barclays Capital Inc.

BB&T Capital Markets, a division of BB&T Securities, LLC

Goldman Sachs & Co. LLC

Morgan Stanley & Co. LLC

BNY Mellon Capital Markets, LLC

Fifth Third Securities, Inc.

UMB Financial Services, Inc.

2020-Year Notes

Security Description:	Senior Notes due 2020

Aggregate Principal Amount:	$400,000,000

Coupon:	2.500%

Maturity Date:	December 15, 2020

Price to Public:	99.946%

Benchmark Treasury:	1.750% UST due November 15, 2020

Benchmark Treasury Price / Yield:	99-16 3⁄4 / 1.919%

Spread to Benchmark Treasury:	60 bps

Yield to Maturity:	2.519%

Interest Payment Dates:	June 15 and December 15, commencing June 15, 2018

Record Dates:	June 1 and December 1

Optional Redemption:	Make-whole call at T+10 bps plus accrued and unpaid interest

Par Call:	None

CUSIP/ISIN:	444859 BH4/US444859BH44

[1]	Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the pricing date or the next succeeding two business days will be required, by virtue of the fact that the Notes initially will settle in five business days (T+5), to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement.

2022-Year Notes

Security Description:	Senior Notes due 2022

Aggregate Principal Amount:	$400,000,000

Coupon:	2.900%

Maturity Date:	December 15, 2022

Price to Public:	99.830%

Benchmark Treasury:	2.000% UST due November 30, 2022

Benchmark Treasury Price / Yield:	99-11+ / 2.137%

Spread to Benchmark Treasury:	80 bps

Yield to Maturity:	2.937%

Interest Payment Dates:	June 15 and December 15, commencing June 15, 2018

Record Dates:	June 1 and December 1

Optional Redemption:	Make-whole call at T+15 bps plus accrued and unpaid interest

Par Call:	On or after November 15, 2022

CUSIP/ISIN:	444859 BJ0/US444859BJ00

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement thereto relating to the Senior Notes and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement thereto relating to the Senior Notes if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, or by calling J.P. Morgan Securities LLC collect at 1-212-834-4533 or by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.

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